EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-151897, 333-153175, 333-141049, 333-88918, 333-65912, 333-76633, 333-76635, 333-75763, 33-56693, 33-69840, 33-31556, and 2-76939 on Form S-8 and in No. 333-153631 on Form S-3 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Smith International, Inc. (which report expresses an unqualified opinion) and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Smith International, Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Houston, Texas
March 1, 2010